UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2005

AirNet Systems, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-13025	31-1458309

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 Star Check Drive, Columbus, Ohio 43217

(Address of principal executive offices) (Zip Code)

(614) 409-4900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Changes in Passenger Charter Services

     On June 13, 2005, AirNet Systems, Inc. (“AirNet”) received a facsimile copy of a letter, dated June 14, 2005, from a managed aircraft owner indicating that, effective July 14, 2005, the owner was canceling the agreements under which Jetride, Inc., AirNet’s wholly-owned subsidiary (“Jetride”), manages a Model 60 Learjet and a Model 604 Challenger aircraft for the owner. On June 17, 2005, AirNet received a letter, dated that same day, from a second managed aircraft owner indicating that, effective July 22, 2005, the owner was canceling the agreement under which Jetride manages a Model 601 Challenger aircraft for the owner. Jetride operates these three managed aircraft as part of its Passenger Charter fleet.

     The Passenger Charter services revenues from the three managed aircraft represented approximately $2.7 million for the fiscal year ended December 31, 2004, and approximately $2.6 million for the most recent quarter ended March 31, 2005. The Challenger 601 and Challenger 604 aircraft were managed by AirNet for only a portion of the fiscal year ended December 31, 2004. AirNet has been able to identify direct cost reductions related to the elimination of these three managed aircraft from Jetride’s Passenger Charter fleet of approximately 91% of the revenues lost.

     On June 17, 2005, Robert L. Austin submitted his resignation as Senior Vice President, Jetride Services. AirNet accepted Mr. Austin’s resignation effective on the date it was submitted. In addition, three other members of Jetride’s management submitted their resignations, two of which were accepted by AirNet effective as of June 17, 2005 and one of which was accepted by AirNet effective as of June 28, 2005. Wynn D. Petersen, AirNet’s Vice President, Strategic Planning and Analysis, has assumed the operating responsibilities for Jetride that were formerly performed by Mr. Austin.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.

Dated: June 21, 2005	By:	/s/ Gary W. Qualmann

Gary W. Qualmann Chief Financial Officer, Treasurer and Secretary